EXHIBIT 99.1

May 15, 2006

Major Markets Circuit
Dateline: Longview, Washington
NYSE: LFB

Contact: L. J. McLaughlin
Senior Vice President-Finance
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY ANNOUNCES
CASH TENDER OFFER AND CONSENT SOLICITATION
FOR ALL OUTSTANDING 10% SENIOR SUBORDINATED NOTES DUE 2009

LONGVIEW, Wash., May 15, 2006 - Longview Fibre Company (NYSE:LFB) today announced that it has commenced an offer to purchase for cash all $215 million outstanding principal amount of its 10% senior subordinated notes due 2009 (the "Notes") (CUSIP No. 543213 AB8).

In connection with the tender offer, consents from holders of the Notes are being solicited for certain amendments which would eliminate substantially all of the restrictive covenants and certain events of default. The terms and conditions of the tender offer and consent solicitation are set forth in an Offer to Purchase and Consent Solicitation Statement (the "Statement") that is being delivered to holders of the Notes.

The consent solicitation will expire at 5:00 p.m., New York City time, on May 30, 2006, unless extended or earlier terminated (the "Consent Deadline"). The tender offer will expire at 9:00 a.m., New York City time, on June 13, 2006, unless extended or earlier terminated (the "Expiration Time").

Holders that properly tender their Notes and consents at or before the Consent Deadline will, if their Notes are accepted for payment, receive total consideration of $1,052.50 in cash for each $1,000 principal amount of Notes validly tendered and not validly withdrawn, which includes a consent payment of $20 for each $1,000 principal amount tendered and accepted.

Holders that properly tender their Notes after the Consent Deadline and before the Expiration Time will receive the tender consideration of $1,032.50 for each $1,000 principal amount of Notes tendered and accepted, but will not receive the consent payment.

Holders that properly tender Notes will, if their notes are accepted for payment, receive accrued and unpaid interest up to, but not including, the applicable payment date. Any holder that tenders Notes pursuant to the tender offer must also deliver a consent.

Completion of the tender offer and consent solicitation is subject to the satisfaction of certain conditions, including, but not limited to, (i) receipt of valid tenders and consents from holders of at least a majority in principal amount of the outstanding Notes and (ii) the company entering into an agreement providing for a new $300 million term loan facility. The tender offer and consent solicitation may be amended, extended or, under certain conditions, terminated.

Copies of the Statement and other documents, including the related letter of transmittal, can be obtained by contacting Global Bondholder Services Corp., the information agent for the tender offer and consent solicitation, at (866) 470-4300 or (212) 430-3774. Goldman, Sachs & Co. and Banc of America Securities LLC are the dealer managers for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation can be addressed to Goldman, Sachs & Co. at (800) 828-3182 and Banc of America Securities LLC at (888) 292-0070.

This press release does not constitute an offer to purchase, a solicitation of an acceptance of the tender offer or a solicitation of consents with respect to the Notes, which may be made only pursuant to the terms of the Statement and the related letter of transmittal. None of Longview, the dealer managers, the information agent, the depositary or any of their respective affiliates makes any recommendation in connection with the tender offer or the consent solicitation.

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release, including the anticipated expiration dates of and sources and amounts of funding for the tender offer and consent solicitation, are forward-looking statements. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events and results could differ materially from those in the forward-looking statements.

Except as required by law, the company does not undertake any obligation to update forward-looking statements should circumstances or the company’s estimates or projections change.

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